As filed with the Securities and Exchange Commission on May 18, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TALOS ENERGY INC.

(Exact name of registrant as specified in its charter)

Delaware	82-3532642
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

500 Dallas St., Suite 2000

Houston, Texas 77002

(Address of principal executive offices, including zip code)

TALOS ENERGY INC. LONG TERM INCENTIVE PLAN

(Full title of the plan)

William S. Moss III

Executive Vice President and General Counsel

500 Dallas St., Suite 2000

Houston, Texas 77002

Telephone: (713) 328-3000

(Name, address and telephone number of agent for service)

Copies to:

E. Ramey Layne

Vinson & Elkins LLP

1001 Fannin, Suite 2500

Houston, Texas 77002

(713) 758-2222

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”).  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)(2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee
Common stock, $0.01 par value per share	6,227,912	$32.84	$204,524,630.08	$25,463.32

(1)	The Registration Statement (as defined below) registers 6,227,912 shares of common stock, $0.01 par value per share (the “Common Stock”), of Talos Energy Inc. (the “Registrant”) that may be delivered with respect to awards under the Talos Energy Inc. Long Term Incentive Plan (as amended from time to time, the “Plan”), which shares consist of (a) 5,415,576 shares of Common Stock reserved and available for delivery with respect to awards under the Plan and (b) 812,336 shares of Common Stock that may again become available for delivery with respect to awards under the Plan pursuant to the terms and conditions of the Plan.
(2)	Pursuant to Rule 416(a) under the Securities Act, the Registration Statement shall be deemed to cover an indeterminate number of additional shares of Common Stock that may become issuable as a result of stock splits, stock dividends or similar transactions pursuant to the adjustment or anti-dilution provisions of the Plan.
(3)	The proposed maximum offering price per share and proposed maximum aggregate offering price for the shares of Common Stock have been estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h) under the Securities Act based upon the average of the high and low prices for a share of Common Stock, as reported on the New York Stock Exchange on May 16, 2018.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The Registrant will provide all participants in the Plan with the document(s) containing the information required by Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act. In accordance with Rule 428(a)(2) of the Securities Act, the Registrant has not filed such document(s) with the Commission, but such documents (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) shall constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. The Registrant shall maintain a file of such documents in accordance with the provisions of Rule 428(a)(2) of the Securities Act. Upon request, the Registrant shall furnish to the Commission or its staff a copy or copies of all of the documents included in such file.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, the Registrant hereby incorporates by reference into the Registration Statement the following documents:

a)	The Registrant’s prospectus filed pursuant to Rule 424(b) under the Securities Act (File No. 333-222341) on April 9, 2018, relating to the Registrant’s Form S-4 Registration Statement (File No. 333-222341), originally filed with the Commission on December 29, 2017 (excluding the consolidated financial statements of Talos Energy LLC included therein, which are comprised of the consolidated balance sheets as of December 31, 2017 and 2016, the related consolidated statements of operations, changes in members’ equity and cash flows for the three years ended December 31, 2017, the related notes to such consolidated financial statements, and the accompanying report of independent auditors issued with respect thereto dated March 14, 2018);

b)	The Registrant’s Current Reports on Form 8-K filed on May 16, 2018 and May 18, 2018;

c)	All other reports filed by the Registrant with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Form S-4 Registration Statement referred to in (a) above; and

d)	The description of the Common Stock included in the Registrant’s Form S-4 Registration Statement (File No. 333-222341), originally filed with the Commission on December 29, 2017, under the heading “Description of New Talos Capital Stock,” which updates the description of Stone Energy Corporation common stock contained in the Talos Petroleum LLC (formerly Stone Energy Corporation) Registration Statement on Form 8-A filed on February 28, 2017, and including all other amendments or reports filed for the purpose of updating, changing or otherwise modifying such description.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Registrant’s amended and restated certificate of incorporation (“Charter”) and amended and restated bylaws (“Bylaws”) provide for the mandatory indemnification, to the fullest extent permitted by applicable law, as it exists or may hereafter be amended, of each person who was or is made a party to or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, or any appeal in such a proceeding or any inquiry or investigation that could lead to such a proceeding, by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was or has agreed to become a director or officer of the Registrant, or while a director or officer of the Registrant, is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving or having agreed to serve as a director, officer, employee or agent of the Registrant, against all expenses, liability and loss (including without limitation, attorneys’ fees, judgments, fines, ERISA excise or similar taxes, punitive damages or penalties and amounts paid or to be paid in settlement) reasonably and actually incurred or suffered by such person in connection with such proceeding. However, except for proceedings to enforce rights to indemnification or advancement, the Registrant will only indemnify any person in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board.

In addition, the Registrant’s Charter and Bylaws provide for the advancement of reasonable expenses (including, without limitation, attorneys’ fees) reasonably incurred by any indemnified person; provided, however, that the person to whom expenses are advanced shall deliver to the Registrant a written affirmation of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification under the Registrant’s Bylaws and a written undertaking to repay all amounts advanced if it is ultimately determined that such indemnified person is not entitled to be indemnified.

In addition, the Registrant’s Bylaws allow the Registrant to purchase and maintain insurance on behalf of any person who is or was serving as a director, officer, employee or agent of the Registrant or is or was serving at the request of the Registrant as a director, officer, partner, venturer, proprietor, employee, agent or similar functionary of another corporation, partnership, joint venture, proprietorship, employee benefit plan, trust or other enterprise against any expense, liability or loss asserted against that person and incurred by that person in any such capacity, or arising out of that person’s status as such, whether or not the Registrant would have the power to indemnify that person against such expense, liability or loss under the Registrant’s Bylaws. The Registrant maintains director and officer liability insurance.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The exhibits to the Registration Statement are listed in the Exhibit Index to the Registration Statement, which precedes such exhibits and is incorporated herein by reference.

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description

4.1	Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Form 8-K filed with the Commission on May 16, 2018).

4.2	Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Form 8-K filed with the Commission on May 16, 2018).

4.3*	Talos Energy Inc. Long Term Incentive Plan.

5.1*	Opinion of Vinson & Elkins L.L.P.

23.1*	Consent of Vinson & Elkins L.L.P. (included in the opinion filed as Exhibit 5.1 to the Registration Statement).

23.2*	Consent of Ernst & Young LLP.

23.3*	Consent of Ernst & Young LLP.

23.4*	Consent of Netherland, Sewell & Associates, Inc.

23.5*	Consent of Netherland, Sewell & Associates, Inc.

23.6*	Consent of Netherland, Sewell & Associates, Inc.

23.7*	Consent of Netherland, Sewell & Associates, Inc.

23.8*	Consent of Ryder Scott Company, L.P.

24.1*	Power of Attorney (included on the signature page of the Registration Statement).

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, Texas on May 18, 2018.

TALOS ENERGY INC.

/s/ Timothy S. Duncan
Name:	Timothy S. Duncan
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

KNOWN ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below appoints Timothy S. Duncan and William S. Moss III, and each of them, any of whom may act without the joinder of the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to the Registration Statement and any Registration Statement (including any amendment thereto) for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, the Registration Statement has been signed by the following persons in the capacities indicated on May 18, 2018.

Signature	Title

/s/ Timothy S. Duncan Timothy S. Duncan	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Michael L. Harding II Michael L. Harding II	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Burton Cole Burton Cole	Vice President and Chief Accounting Officer (Principal Accounting Officer)

/s/ Neal P. Goldman Neal P. Goldman	Chairman

/s/ Christine Hommes Christine Hommes	Director

/s/ John “Brad” Juneau John “Brad” Juneau	Director

/s/ Donald R. Kendall, Jr. Donald R. Kendall, Jr.	Director

/s/ Rajen Mahagaokar Rajen Mahagaokar	Director

/s/ Charles M. Sledge Charles M. Sledge	Director

/s/ Robert M. Tichio Robert M. Tichio	Director

/s/ James M. Trimble James M. Trimble	Director